WEINBERG & COMPANY

                          May 20, 1999

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

                 RE:  Thinweb.com Corporation
                      F/K/A Warwick Acquisition Corporation
                      File Ref. No. 0-25419

We were previously the principal accountant for Thinweb.com Corporation f/k/a/ Warwick Acquisition Croporation and, under the date of January 4, 1999, we reported on the consolidated financial statements of Thinweb.com Corporation f/k/a Warwick Acquisition Corporation as of December 31, 1998. On May 1, 1999, our appointment as principal accountant was terminated. We have read Thinweb.com Corporation f/k/a Warwick Acquisition Corporation's statements included under
Item 4 of its Form 8-K dated May 25, 1999, and we agree with such statements.

                                   Very truly yours,


                                   WEINBERG & COMPANY, P.A.
                                   Certified Public Accountants